Exhibit 4.1

AMENDMENT NO. 2 TO
REVOLVING CREDIT AGREEMENT
dated as of
November 20, 2014
among
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A., as Administrative Agent
PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent
and
MUFG UNION BANK, N.A. and SUNTRUST BANK,
as Managing Agents
___________________________
J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Joint Lead Arranger
and
PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT
This AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT, (this “Amendment No. 2”), dated as of November 20, 2014 (the “Amendment Effective Date”), is by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), JPMORGAN CHASE BANK, N.A., as agent for the Lenders defined below (in such capacity, together with its successors in such capacity, “Administrative Agent”), JPMORGAN CHASE BANK, N.A., in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto, each a “Lender” and collectively, the “Lenders”). Reference is made to that certain Revolving Credit Agreement, dated as of February 28, 2013, as amended by Amendment No. 1 to Revolving Credit Agreement dated as of November 12, 2013, by and among the Borrower, the Lenders referenced therein and the Administrative Agent (such agreement, the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to make such changes as set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

1.1    Amendments to Section 1.01.
(a)    The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is restated in its entirety to read as follows:
““Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below.
(a)    Until the Debt Rating Pricing Election Date (or if the Debt Rating Pricing Election Date has occurred and the Borrower thereafter makes an irrevocable, one-time election by written notice to the Administrative Agent to again have the Applicable Rates determined by the Total Leverage Ratio), the Applicable Rate shall be the rate set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the range into which the Total Leverage Ratio of the Borrower falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	ABR SPREAD	EURODOLLAR SPREAD	FACILITY FEE RATE
Level I	< 40%	0.15%	1.15%	0.20%
Level II	> 40% AND < 45%	0.25%	1.25%	0.20%
Level III	> 45% AND < 50%	0.30%	1.30%	0.25%
Level IV	> 50% AND < 55%	0.45%	1.45%	0.25%
Level V	>55%	0.70%	1.70%	0.30%

For purposes hereof, any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Financial Officer’s compliance certificate in substantially the form attached hereto as Exhibit E (the “Compliance Certificate”) is delivered in connection with Section 5.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with the provisions of this Agreement, then the Applicable Rate shall be the percentage that would apply to the Level V Ratio Level until such time as the Compliance Certificate is delivered, at which time the Applicable Rate shall be the percentage that would apply to the Level Ratio indicated in such Compliance Certificate.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.
If at any time the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.
Any recalculation of interest required by this provision shall survive the termination of the Agreement for a period of 90 days, and this provision shall not in any way limit the Administrative Agent’s and Lenders’ other rights and remedies under the Loan Documents.
(b)    From and after the Debt Rating Pricing Election Date, the Applicable Rate shall be the rate set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/Fitch APPLICABLE CREDIT RATING	ABR SPREAD	EURODOLLAR SPREAD	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0%	0.875%	0.125%
Level II Rating	Baa1/BBB+	0%	0.925%	0.15%
Level III Rating	Baa2/BBB	0.05%	1.05%	0.20%
Level IV Rating	Baa3/BBB-	0.25%	1.25%	0.25%
Level V Rating	Below Baa3/BBB- or unrated	0.55%	1.55%	0.30%

For purposes of this clause (b), if at any time the Borrower has two (2) Applicable Credit Ratings, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to the highest Applicable Credit Rating; provided that if the highest Applicable Credit Rating and the lowest Applicable Credit Rating are more than one ratings category apart, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to the Applicable Credit Rating that is one ratings category below the highest Applicable Credit Rating. If at any time the Borrower has three (3) Applicable Credit Ratings, and such Applicable Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Applicable Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the Applicable Credit Ratings were used; and (B) if the difference between such Applicable Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Applicable Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest Applicable Credit Rating of the three were used. If at any time the Borrower has only one Applicable Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to such Applicable Credit Rating. If the Borrower does not have an Applicable Credit Rating from either Moody’s or S&P, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to an Applicable Credit Rating of “below Baa3/BBB- or unrated” in the table above.
Each change in the Applicable Rate and Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate and Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.”
(b)    The definition of “Capitalization Value” set forth in Section 1.01 of the Credit Agreement is amended by deleting the percentage “6.25%” on approximately the third line thereof and substituting the percentage “6.0%” in place thereof.

(c)    The definition of “Development Property” set forth in Section 1.01 of the Credit Agreement is amended by deleting the percentage “6.25%” on approximately the penultimate line thereof and substituting the percentage “6.0%” in place thereof.

(d)    Clause (iii) of the definition of “Eligible Unencumbered Assets” set forth in Section 1.01 of Credit Agreement is amended by deleting the proviso at the end of such clause which starts with the words “provided that such” and ends with the words “12 month basis”.

(e)    The definition of “Federal Funds Effective Rate” set forth in Section 1.01 of the Credit Agreement is amended by adding the following proviso to the end of such definition:

“; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(f)    The definition of “LIBO Rate” set forth in Section 1.01 of the Credit Agreement is restated in its entirety to read as follows:

““LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(g)    The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is restated in its entirety to read as follows:

““Maturity Date” means February 28, 2019, as such date may be extended in accordance with Section 2.21.”

(h)    Section 1.01 of the Credit Agreement is amended by adding the following new definitions thereto in the appropriate alphabetical order:

““Amendment No. 2 Effective Date” means the effective date of Amendment No. 2 to Revolving Credit Agreement between the Borrower, the Administrative Agent and the Lenders party thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt by Moody’s, S&P or Fitch.
“Debt Rating Pricing Election Date” means the date on which (a) the Borrower has received an Investment Grade Rating from Moody’s or S&P and such Investment Grade Rating continues to exist on the date that the Borrower gives its election notice described in clause (b) and (b) the Borrower has delivered written notice to the Administrative Agent (which shall promptly notify each of the Lenders) of its election to have the Applicable Rates determined by reference to the Applicable Credit Ratings instead of the Total Leverage Ratio.
“Fitch” means Fitch, Inc.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than subsidiaries of the Borrower) or subject to any other credit enhancement.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Grade Rating” means an Applicable Credit Rating of Baa3 or better from Moody’s, BBB- or better from S&P, or BBB- or better from Fitch.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of the Amendment No. 2 Effective Date, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.”

(i)    Section 1.01 of the Credit Agreement is amended by deleting the following definitions in their entirety: “Controlled Affiliate”, “Embargoed Person”, “Executive Order”, “Foreign Assets Control Regulations”, “Prohibited Person”, and “Trading With the Enemy Act”.

1.2    Amendment to Section 2.05. Section 2.05(a) of the Credit Agreement is amended by adding the following new clause (iii) thereto immediately after clause (ii) thereof (and before the words “; provided that”):
“or (iii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment”
1.3    Amendment to Section 2.06. Section 2.06(a) of the Credit Agreement is amended by adding the following new sentence at the end of such section:

“Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.”

1.4    Amendment to Section 2.17. Section 2.17(g) of the Credit Agreement is amended by inserting the words “or penalties” after the word “interest” on the tenth line thereof.
1.5    Amendment to Section 2.17. Section 2.17 of the Credit Agreement is amended by inserting the following new clause (j) after clause (i) thereof:

“(j)    FATCA Acknowledgement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 2 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

1.6    Amendment to Section 2.21. Section 2.21 of the Credit Agreement is amended by deleting the date “March 29, 2018” in the parenthetical on the second line thereof and substituting the date “February 28, 2020” in place thereof.

1.7    Amendment to Section 3.12. Section 3.12 of the Credit Agreement is restated in its entirety to read as follows:

“SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the Borrower’s actual knowledge, their respective officers, employees, directors and agents, are not in violation of Anti-Corruption Laws and applicable Sanctions in any material respect. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the actual knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.”

1.8    Amendment to Section 3.13. Section 3.13 of the Credit Agreement is deleted in its entirety and the following is substituted in place thereof:

“SECTION 3.13. [Reserved].”

1.9    Amendment to Section 5.07. Section 5.07 of the Credit Agreement is amended by adding the following new sentence to the end of such section:

“The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

1.10    Amendment to Section 5.08. The first paragraph of Section 5.08 of the Credit Agreement is amended by adding the following new sentence to the end of such paragraph:

“The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall direct its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries not to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

1.11    Amendment to Section 6.11(f). Section 6.11(f) of the Credit Agreement is amended by deleting the amount “$800,000,000” on the third line thereof and substituting the amount “$1,200,000,000” in place thereof.

1.12    Amendment to Schedules UA, SG, 3.15 and 3.18. Each of Schedule UA, Schedule SG, Schedule 3.15 and Schedule 3.18 to the Credit Agreement is deleted in its entirety and Schedule UA, Schedule SG, Schedule 3.15 and Schedule 3.18 to this Amendment No. 2 is substituted in place thereof.

1.13    Amendment to Exhibit E (Form of Compliance Certificate). Exhibit E to the Credit Agreement is amended by deleting the amount “$800,000,000” in paragraph (7)(f) thereof and substituting the amount “$1,200,000,000” in place thereof.

1.14    Reallocation of Commitments. Schedule 2.01 to the Credit Agreement is deleted in its entirety and Schedule 2.01 attached hereto is substituted in place thereof. On the Amendment Effective Date, without the action of any other Person, each of Capital One, N.A. and Branch Banking and Trust Company (each, an “Exiting Lender” and, collectively, the “Exiting Lenders”) and each of the other Lenders under the Credit Agreement that is decreasing its Commitment on the Amendment Effective Date (each, a “Decreasing Lender”, and collectively the “Decreasing Lenders”) hereby assigns and sells to each of Associated Bank, National Association and Flagstar Bank (individually, a “New Lender” and, collectively, the “New Lenders”) and each of the Lenders under the Credit Agreement that is increasing its Commitment on the Amendment Effective Date (each, an “Increasing Lender”, and collectively the “Increasing Lenders”) a portion of its Commitment, and each New Lender and Increasing Lender hereby purchases a portion of the Commitment held by such Exiting Lender and Decreasing Lender (each, an “Assigned Interest” and collectively, the “Assigned Interests”), in each case in such amounts so that after giving effect to such assignments (a) the Lenders shall hold the Commitments set forth on Schedule 2.01 attached hereto, (b) the Lenders shall hold the Loans under and as defined in the Credit Agreement ratably in accordance with their respective Commitments set forth on Schedule 2.01 attached hereto, (c) the Commitments of each of the Exiting Lenders shall be reduced to zero and each Exiting Lender shall cease to be a Lender under the Credit Agreement, and (d) each of the New Lenders shall become a Lender under the Credit Agreement with the Commitment set forth opposite its name in Schedule 2.01. Such assignments shall be deemed to occur hereunder automatically, and without any requirement for additional documentation, on the Amendment Effective Date and shall be settled in accordance with the terms and provisions of the form of Assignment and Assumption attached to the Credit Agreement, which are incorporated herein by reference, including without limitation Section 1 thereof, to which each New Lender and Increasing Lender hereby agrees. Each Exiting Lender and Decreasing Lender represents and warrants to each New Lender and Increasing Lender that it has not created any adverse claim upon the interest being assigned by it to such Lender hereunder and that such interest is free and clear of any adverse claim created by such Exiting Lender or Decreasing Lender. From and after the Amendment Effective Date, all Revolving Loans, Letter of Credit participations and Swingline Loan participations shall be made ratably in accordance with each Lender’s Applicable Percentage after giving effect to the increases, assignments and reallocations in Commitments pursuant to this paragraph. Revolving Loans, Letter of Credit participations and Swingline Loan participations shall be reallocated on the Amendment Effective Date as directed by the Administrative Agent in order that Revolving Loans, Letter of Credit participations and Swingline Loan participations are held by the Lenders in accordance with their respective Applicable Percentages after giving effect to the increases, assignments and reallocations in Commitments pursuant to this paragraph. The Borrower agrees to pay (or cause to be paid) any interest, breakage fees or other costs incurred in connection with this paragraph on the Amendment Effective Date (or, to the extent such payment is not requested prior to the Amendment Effective Date, promptly upon request). Any such interest or fees paid by the Borrower on the Amendment Effective Date shall be credited against the next regularly scheduled payments of interest or fees payable by the Borrower under Section 2.13 or Section 2.12 of the Credit Agreement, as applicable.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders and the Administrative Agent to enter into this Amendment No. 2, the Borrower represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete:
(i)    The execution, delivery and performance by the Borrower of this Amendment No. 2 and the Credit Agreement as amended by this Amendment No. 2 (the “Amended Credit Agreement”, and together with this Amendment No. 2 and any Replacement Notes (as defined in Section 4H below), collectively, the “Amendment Documents”) are within its partnership powers and authority and have been duly authorized by all requisite organizational action;
(ii)    The execution and delivery of, and the performance of the obligations required to be performed by Borrower under, this Amendment No. 2 and the other Amendment Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made or will be made by the legally required time and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, except for any violation of any applicable law or regulation that is not reasonably likely to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for any violation or default that is not reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for any Refinancing Mortgages;
(iii)    Each of this Amendment No. 2 and the other Amendment Documents constitutes a legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(iv)    This Amendment No. 2 has been duly executed and delivered by the Borrower;
(v)    The representations and warranties of the Borrower contained in Article III of the Credit Agreement are and will be true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of such date (except in those cases where such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct as of such date); and
(vi)    No Default or Event of Default has occurred and is continuing.

SECTION 3.	REAFFIRMATION OF GUARANTY

Each Guarantor has read this Amendment No. 2 and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment No. 2, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
Each of Borrower and the Guarantors hereby acknowledges and agrees that the Guarantied Obligations under, and as defined in, the Guaranty dated as of February 28, 2013 or the Guaranty dated as of November 12, 2013, as applicable, by such Guarantor in favor of the Administrative Agent and the Lenders (collectively, the “Guaranty”) will include all Obligations under, and as defined in, the Credit Agreement (as amended hereby).
Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment No. 2, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment No. 2 and (ii) nothing in the Credit Agreement, this Amendment No. 2 or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION 4.	CONDITIONS TO EFFECTIVENESS

This Amendment No. 2 shall become effective on Amendment Effective Date, the following conditions precedent having been satisfied:
A. Consent. The Borrower, the Guarantors, the Administrative Agent, and all of the Lenders under the Credit Agreement shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent.

B. Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of (i) the General Counsel of Borrower covering entity-related matters relating to the Borrower and the other Loan Parties, and (ii) Honigman, Miller, Schwartz & Cohn LLP, counsel for the Borrower and the other Loan Parties, as to Michigan and New York law and covering enforceability of this Amendment No. 2 and the other Amendment Documents, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

C. Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the other Loan Parties, the authorization of the Amendment Documents and any other legal matters relating to the Borrower, the other Loan Parties, this Amendment No. 2, or the other Amendment Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

D. Fees and Expenses. The Administrative Agent shall have received all fees payable to the Administrative Agent or the Lenders in connection with this Amendment No. 2 and all other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable, third-party out of pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

E. Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2013 and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph.

F. Projections. The Lenders shall have received annual pro-forma financial projections for 2015 through 2018, each with appropriate capital and operating assumptions and sources and uses, in form and substance satisfactory to the Lenders.

G. Compliance Certificate. The Lenders shall have received a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.11 of the Credit Agreement, as amended hereby, on a pro-forma basis on the Amendment Effective Date based on the financial statements of the Borrower for the fiscal quarter ended September 30, 2014 and after giving effect to the incurrence of the Loans and the issuance of the Letters of Credit on the Amendment Effective Date, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Eligible Unencumbered Asset Value, and certifying that all Properties included as Eligible Unencumbered Assets satisfy the requirements for an Eligible Unencumbered Asset set forth in the definition thereof.

H. Replacement Notes. Execution and delivery to the Administrative Agent by the Borrower of replacement Notes (the “Replacement Notes”) in favor of the Lenders that are providing new Commitments or changing their Commitments on the Amendment Effective Date.

I. Payments to Exiting Lenders. Receipt by each of the Exiting Lenders of (i) the purchase price for the Assigned Interests paid by the New Lenders and Increasing Lenders, representing (A) the aggregate principal amount outstanding of the Loans owing to such Exiting Lender under the Credit Agreement and the other Loan Documents plus (B) if applicable, the aggregate amount of payments previously made by such Exiting Lender to fund participations in Swing Loans and Letters of Credit under Sections 2.2 and 2.3 of the Credit Agreement which have not been repaid and (ii) all accrued and unpaid interest and fees owing to such Exiting Lender under the Credit Agreement, payable by the Borrower.

J. Know-Your-Customer Requirements. The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or any such Lender and that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

SECTION 5. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)    On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement. This Amendment No. 2 shall be deemed to be a “Loan Document” under the Credit Agreement.
(ii)    Except as specifically amended by this Amendment No. 2, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii)    The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right,

power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.
B. Headings. Section and subsection headings in this Amendment No. 2 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 2 for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

D. Counterparts; Effectiveness. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page to this Amendment No. 2 by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.
7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

DOLPHIN MALL ASSOCIATES LLC, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

TWELVE OAKS MALL, LLC, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

LA CIENEGA PARTNERS LIMITED PARTNERSHIP, as a Guarantor

By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ David Weislogel
Name:	David Weislogel
Title:	Authorized Officer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Drouillard
Name:	David C. Drouillard
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Drew Burlak
Name:	Drew Burlak
Title:	Sr. Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Senior Vice President

MUFG UNION BANK, N.A. (formerly known as UNION BANK, N.A.)

By:	/s/ Donald Wattson
Name:	Donald Wattson
Title:	Vice President

SUNTRUST BANK

By:	/s/ Bryan McFarland
Name:	Bryan McFarland
Title:	SVP

CITIZENS BANK NATIONAL ASSOCIATION (formerly RBS CITIZENS, N.A.)

By:	/s/ Kerri Colwell
Name:	Kerri Colwell
Title:	Senior Vice President

COMERICA BANK

By:	/s/ Casey L. Stevenson
Name:	Casey L. Stevenson
Title:	Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION, solely as an Exiting Lender

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

HUNTINGTON NATIONAL BANK

By:	/s/ Kristine L. Vigliotti
Name:	Kristine L. Vigliotti
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, solely as an Exiting Lender

By:	/s/ Mark A. Edwards
Name:	Mark A. Edwards
Title:	SVP

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory A. Conner
Name:	Gregory A. Conner
Title:	Vice President

FLAGSTAR BANK

By:	/s/ Michael J. Wentrack
Name:	Michael J. Wentrack
Title:	First Vice President

MIDFIRST BANK

By:	/s/ Todd G. Wright
Name:	Todd G. Wright
Title:	First Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Hideo Notsu
Name:	Hideo Notsu
Title:	Executive Director

THE NORTHERN TRUST COMPANY

By:	/s/ Wicks Barkhausen
Name:	Wicks Barkhausen
Title:	Second Vice President

Schedule UA

Eligible Unencumbered Assets; Capitalization Rates

Property    Capitalization Rate

Dolphin Mall, Miami, Florida    6.0%
Beverly Center, Los Angeles, California    6.0%
Twelve Oaks Mall, Novi, Michigan    6.5%

SCHEDULE SG
(Subsidiary Guarantors)

Dolphin Mall Associates LLC, a Delaware limited liability company

Twelve Oaks Mall, LLC, a Michigan limited liability company

La Cienega Partners Limited Partnership, a Delaware limited partnership

Schedule 2.01
Lenders and Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$135,000,000.00
PNC Bank, National Association	130,000,000.00
U.S. Bank National Association	130,000,000.00
Wells Fargo Bank, National Association	130,000,000.00
MUFG Union Bank, N.A.	100,000,000.00
Suntrust Bank	100,000,000.00
RBS Citizens, N.A.	75,000,000.00
Comerica Bank	50,000,000.00
Goldman Sachs Bank USA	50,000,000.00
Morgan Stanley Bank, N.A.	50,000,000.00
Huntington National Bank	40,000,000.00
Associated Bank, National Assocation	35,000,000.00
Flagstar Bank	30,000,000.00
Sumitomo Mitsui Banking Corporation	15,000,000.00
Midfirst Bank	15,000,000.00
The Northern Trust Company	15,000,000.00
Total	$1,100,000,000.00

SCHEDULE 3.15 - Subsidiaries
&
SCHEDULE 3.18 - Properties
(Subsidiaries & UJVs which own property on which a shopping center has been built)

Entity Name	Jurisdiction	Ownership	Property

Consolidated Businesses:

City Creek Center Associates LLC	Delaware	100%	City Creek Center
Dolphin Mall Associates LLC	Delaware	100%	Dolphin Mall
El Paseo Village LLC	Delaware	100%	El Paseo Village
Green Hills Mall TRG LLC	Delaware	100%	The Mall at Green Hills
La Cienega Partners Limited Partnership	Delaware	100%	Beverly Center
Short Hills Associates L.L.C.	Delaware	100%	The Mall at Short Hills[1]
Taubman Auburn Hills Associates Limited Partnership	Delaware	100%	Great Lake Crossing Outlets
Taubman Prestige Outlets of Chesterfield LLC	Delaware	100%	Taubman Prestige Outlets Chesterfield
The Gardens on El Paseo LLC	Delaware	100%	The Gardens on El Paseo
Twelve Oaks Mall, LLC	Michigan	100%	Twelve Oaks Mall
Taubman Cherry Creek Shopping Center, L.L.C.	Delaware	50%	Cherry Creek Shopping Center
Taubman-Cherry Creek Limited Partnership	Colorado	50%	Cherry Creek - West End

Unconsolidated Joint Ventures:

Tampa Westshore Associates Limited Partnership	Delaware	50.1%	International Plaza
TB Mall at UTC LLC	Delaware	50%	University Town Center
Fairfax Company of Virginia L.L.C.	Virginia	50%	Fair Oaks Mall
Forbes Taubman Orlando, L.L.C.	Michigan	50%	The Mall at Millenia
Waterside At Pelican Bay LLC	Delaware	50%	Waterside Shops
West Farms Mall, LLC	Delaware	78.94%	Westfarms
Rich-Taubman Associates	Connecticut	50%	Stamford Town Center
SunValley Shopping Center LLC	Delaware	50%	Sunvalley Shopping Center (leasehold)
Taubman Land Associates LLC	Delaware	50%	Sunvalley Shopping Center (fee)

________________________________
1 Borrower's $65 million credit facility with Comerica is secured by TRG's 100% interest in TRG Short Hills, which owns 40% of The Mall at Short Hills.